                                                                       Exhibit 5


                                December 1, 1997



Prosoft I-Net Solutions, Inc.
2333 North Broadway, Suite 300
Santa Ana, CA  92706

               Re:  Registration Statement on Form S-1
                    ----------------------------------

Gentlemen and Ladies:

               I have acted as counsel to Prosoft I-Net Solutions, Inc., a Nevada corporation ("Company"), in connection with the registration under the Securities Act of 1933, as amended, on Form S-3 (Registration No. 333-35249) of up to 2,796,563 shares ("Shares") of the Company's Common Stock, $.001 par value per share, being offered by existing stockholders, all of which are currently issued and outstanding.

               I am familiar with the corporate actions taken, and with the additional corporate actions proposed to be taken, by the Company in connection with the authorization, issuance and sale of the Shares and have made such examinations, inquiries and investigations as I have deemed advisable for purposes of rendering this opinion.

               Based on the foregoing and in reliance thereon, it is my opinion that the Shares have been legally and validly issued and are fully paid and nonassessable.

               I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to me and the use of my name under the caption "Legal Matters" in the Registration Statement and the Prospectus included in the Registration Statement.

                                    Very truly yours,



                                    Eric W. Richardson